UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 11, 2012
VITESSE SEMICONDUCTOR CORPORATION
(Exact name of issuer as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)
1-31614                                    77-0138960
(Commission File Number)                        (IRS Employer Identification No.)
741 Calle Plano
Camarillo, California 93012
(Address of Principal Executive Offices)

Registrant's telephone number, including area code (805) 388-3700
N/A
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
◦Written communications pursuant to Rule 425 under the Securities Act
◦Soliciting material pursuant to Rule 14a-12 under the Exchange Act
◦Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
◦Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01 - Other Events

Annual Stockholders Meeting
We are in discussions with Raging Capital Fund, LP and certain of its affiliates (“Raging Capital”) concerning Raging Capital's nomination of two individuals for election to the Board of Directors of Vitesse Semiconductor Corporation at our 2013 annual meeting of stockholders (the “2013 Annual Meeting”). To provide us with greater time to complete our discussions with Raging Capital, we are rescheduling the date of the 2013 Annual Meeting.
The 2013 Annual Meeting, originally scheduled to be held on January 29, 2013, will now be held on March 7, 2013.
Public Offering
On December 7, 2012, we entered into an underwriting agreement (the “Underwriting Agreement”) with the several Underwriters named in the Underwriting Agreement (the “Underwriters”) for which Needham & Company, LLC is acting as representative, relating to an underwritten public offering of 10,000,000 shares of our common stock, $0.01 par value, at a per share price to the public of $1.75.
Pursuant to the Underwriting Agreement, we granted the Underwriters a 30-day option to purchase up to an additional 1,409,294 shares of common stock. The underwriters exercised their option with respect to 400,000 additional shares on December 11, 2012.
The public offering closed on December 12, 2012, and we sold to the Underwriters an aggregate of 10,400,000 shares for net proceeds of approximately $16.7 million after deducting the underwriting discount and estimated offering expenses payable by us of approximately $312,500.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
VITESSE SEMICONDUCTOR CORPORATION

Date: December 13, 2012	By:	/s/ Martin S. McDermut
Martin S. McDermut
Chief Financial Officer